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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the incorporation by reference of our report dated March 23, 2010 on the financial statements and financial highlights of the Columbia Income Builder Fund (formerly RiverSource Income Builder Basic Income Fund) of the RiverSource Income Series, Inc. included in the annual report for the fiscal year ended January 31, 2010 incorporated by reference in the Statement of Additional Information in this Post-Effective Amendment No. 108 to the Registration Statement (Form N-1A, No. 2-10700) of the RiverSource Income Series, Inc. as filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
September 22, 2010